EXHIBIT 99.3
                                                                  ------------

Independent Auditors' Report

The Board of Directors
Southern Pacific Rail Corporation

We have audited the accompanying consolidated balance sheets of Southern Pacific Rail Corporation and Subsidiary Companies as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

 We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

 In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southern Pacific Rail Corporation and Subsidiary Companies as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1995 in conformity with generally accepted accounting principles.

 As discussed in Note 12 to the financial statements, effective January 1, 1993 the Company changed its method of accounting for post-retirement benefits other than pensions.




/s/  KPMG Peat Marwick LLP
KPMG Peat Marwick LLP

San Francisco, California
January 26, 1996


                 SOUTHERN PACIFIC RAIL CORPORATION
                   Consolidated Balance Sheets
                          (in millions)


                                                               December 31,
                                                         ---------------------
                                                           1995         1994
                                                         ---------------------
ASSETS
Current Assets
Cash and cash equivalents  . . . . . . . . . . . . . . .$   105.8     $  145.6
Short-term investments . . . . . . . . . . . . . . . . .       --         95.0
Accounts and notes receivable, net of allowance for
 doubtful accounts of $8.0 in 1995 and $8.1 in
 1994 (Note 4) . . . . . . . . . . . . . . . . . . . . .    104.1        178.2
Accounts receivable sales proceeds receivable (Note 4) .    205.5        111.2
Materials and supplies at cost . . . . . . . . . . . . .     76.0         71.8
Other notes receivable . . . . . . . . . . . . . . . . .      7.7          7.2
Other current assets . . . . . . . . . . . . . . . . . .     58.7         63.6
                                                         ---------------------
      Total Current Assets . . . . . . . . . . . . . . .    557.8        672.6
                                                         ---------------------
Real Estate Held For Sale (Note 5) . . . . . . . . . . .    341.9        361.4
                                                         ---------------------
Property, at cost (Notes 5, 7, 11 and 14)
Roadway and structures . . . . . . . . . . . . . . . . .  2,584.2      2,204.4
Railroad equipment . . . . . . . . . . . . . . . . . . .  1,557.3      1,013.4
Other property . . . . . . . . . . . . . . . . . . . . .    320.7        309.0
                                                         ---------------------
      Total Property . . . . . . . . . . . . . . . . . .  4,462.2      3,526.8
Less accumulated depreciation and amortization . . . . .    773.2        597.8
                                                         ---------------------
Property, net  . . . . . . . . . . . . . . . . . . . . .  3,689.0      2,929.0
                                                         ---------------------
Other Assets and Deferred Charges
Notes receivable and other investments . . . . . . . . .     85.6         79.2
Other (Note 4) . . . . . . . . . . . . . . . . . . . . .     75.1        109.9
                                                         ---------------------
      Total Other Assets . . . . . . . . . . . . . . . .    160.7        189.1
                                                         ---------------------
      Total Assets . . . . . . . . . . . . . . . . . . .$ 4,749.4    $ 4,152.1
                                                         =====================
- ------------------------------------------------------------------------------

                                                                (continued)

See accompanying notes to consolidated financial statements.


                 SOUTHERN PACIFIC RAIL CORPORATION
                   Consolidated Balance Sheets
                          (in millions)

                                                              December 31,
                                                         ---------------------
                                                            1995        1994
                                                         ---------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts and wages payable . . . . . . . . . . . . . . .$   145.9    $   158.0
Accrued payables
   Taxes ..  . . . . . . . . . . . . . . . . . . . . . .     59.1         52.8
   Interest  . . . . . . . . . . . . . . . . . . . . . .     55.7         50.0
   Vacation pay  . . . . . . . . . . . . . . . . . . . .     66.4         66.3
Current portion of long-term debt (Note 7) . . . . . . .     58.9         59.5
Redeemable preference shares of a subsidiary (Note 9)  .      2.0          1.9
Other current liabilities (Note 6) . . . . . . . . . . .    632.6        627.3
                                                         ---------------------
      Total Current Liabilities  . . . . . . . . . . . .  1,020.6      1,015.8
                                                         ---------------------
Long-Term Debt (Note 7)  . . . . . . . . . . . . . . . .  1,699.3      1,089.3
                                                         ---------------------
Deferred Income Taxes (Note 8) . . . . . . . . . . . . .    218.6        223.4
                                                         ---------------------
Other Liabilities (Notes 6 and 12) . . . . . . . . . . .    729.9        744.2
                                                         ---------------------
Redeemable Preference Shares of a Subsidiary (Note 9). .     20.1         20.7
                                                         ---------------------
Commitments and Contingencies (Notes 8, 11, 12 and 14) .       --           --
                                                         ---------------------
Stockholders' Equity
Common stock, par value $.001 per share; 300,000,000
 shares authorized; 156,137,884 and 155,826,120 shares
 issued and outstanding in 1995 and 1994, respectively
 (Note 10).  . . . . . . . . . . . . . . . . . . . . . .     0.2          0.2
Additional paid-in capital (Note 10) . . . . . . . . . . 1,121.8      1,116.2
Accumulated deficit. . . . . . . . . . . . . . . . . . .   (61.1)       (57.7)
                                                         ---------------------
   Total Stockholders' Equity  . . . . . . . . . . . . . 1,060.9      1,058.7
                                                         ---------------------
   Total Liabilities and Stockholders' Equity  . . . . .$4,749.4     $4,152.1
                                                         =====================
- ------------------------------------------------------------------------------
   See accompanying notes to consolidated financial statements.

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

                SOUTHERN PACIFIC RAIL CORPORATION
              Consolidated Statements of Operations
             (in millions, except per share amounts)

                                                 Year Ended December 31,
                                              1995        1994        1993
                                          ----------------------------------
Operating Revenues
Railroad ..  . . . . . . . . . . . . .    $ 3,060.5   $ 3,056.4    $ 2,837.7
Other     .  . . . . . . . . . . . . .         90.8        86.2         80.9
                                          ----------------------------------
   Total ..  . . . . . . . . . . . . .      3,151.3     3,142.6      2,918.6
                                          ----------------------------------
Operating Expenses
Railroad
   Labor and fringe benefits (Note 12)      1,119.7     1,085.1      1,132.5
   Fuel  ..  . . . . . . . . . . . . .        262.3       251.3        252.4
   Materials and supplies  . . . . . .        173.4       187.3        217.6
   Equipment rental  . . . . . . . . .        324.2       328.0        331.0
   Depreciation and amortization
      (Note 5) . . . . . . . . . . . .        161.3       139.8        133.2
   Other ..  . . . . . . . . . . . . .        807.7       723.7        665.4
   Special charge (Note 2) . . . . . .         64.6          --           --
                                            --------------------------------
   Total Railroad  . . . . . . . . . .      2,913.2     2,715.2      2,732.1
Other .. ..  . . . . . . . . . . . . .         89.2        81.7         83.3
                                            --------------------------------
   Total ..  . . . . . . . . . . . . .      3,002.4     2,796.9      2,815.4
                                            --------------------------------
Operating Income . . . . . . . . . . .        148.9       345.7        103.2
Other Income
Gains from sales of property and real
 estate (Note 5) . . . . . . . . . . .         30.7       262.4         25.1
Real estate and other rentals, net . .         17.5        25.5         20.3
Interest income  . . . . . . . . . . .         13.4        15.4          7.4
Other expense, net (Notes 3 and 4) . .        (64.8)      (82.3)       (75.2)
                                            --------------------------------
   Total ..  . . . . . . . . . . . . .         (3.2)      221.0        (22.4)
                                            --------------------------------
Interest Expense (Note 7). . . . . . .        145.5       158.2        156.0
                                            --------------------------------
Income (loss) Before Income Taxes. . .          0.2       408.5        (75.2)
                                            --------------------------------
Income Tax Expense (Benefit) (Note 8)
Current  ..  . . . . . . . . . . . . .         (0.6)        3.7           --
Deferred ..  . . . . . . . . . . . . .          4.2       157.0        (30.3)
                                            --------------------------------
   Total ..  . . . . . . . . . . . . .          3.6       160.7        (30.3)
                                            --------------------------------
Net Income (loss) before cumulative
 effect of change in accounting. . . .         (3.4)      247.8        (44.9)
Cumulative effect of change in accounting
 for post-employment benefits in 1994 and
 post-retirement benefits other than
 pensions in 1993 (Net of income tax
 benefits of $3.8 million and $64.3
 million, respectively) (Note 12). . .           --        (6.0)      (104.2)
                                            --------------------------------
   Net income (Loss) . . . . . . . . .      $  (3.4)  $   241.8    $  (149.1)
                                            --------------------------------
   Income (Loss) Applicable to Common
    Stockholders . . . . . . . . . . .      $  (3.4)  $   241.8    $  (154.9)
                                            --------------------------------
Primary Earnings (Loss) Per Share
Net income (loss) before cumulative
effect of change in accounting . . . .      $ (0.02)  $    1.63    $   (0.54)
Cumulative effect of change in
 accounting. . . . . . . . . . . . . .      $    --   $   (0.04)   $   (1.11)
                                            --------------------------------
   Net Income (Loss) . . . . . . . . .      $ (0.02)  $    1.59    $   (1.65)
                                           ----------------------------------
Fully Diluted Earnings (Loss) Per Share
Net income (loss) before cumulative effect
 of change in accounting . . . . . . .      $ (0.02)  $    1.63    $   (0.46)
Cumulative effect of change in
 accounting  . . . . . . . . . . . . .      $    --   $   (0.04)   $   (0.93)
                                           ---------------------------------
   Net Income (Loss) . . . . . . . . .      $ (0.02)  $    1.59    $   (1.39)
                                           ---------------------------------
   See accompanying notes to consolidated financial statements.

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

                          SOUTHERN PACIFIC RAIL CORPORATION
                              Consolidated Statements of
                            Stockholders' Equity (Deficit)
                        (in millions, except per share amounts)

                                  Common Stock
                                  -------------------   Additional                Common Stock
                                  Number of              Paid-in    Accumulated    Subject to
                                   Shares      Amount    Capital      Deficit      Repurchase     Total
- --------------------------------------------------------------------------------------------------------
Balances at December 31, 1992.         100     $ 0.1   $   221.2     $ (132.7)     $ (165.5)  $   (76.9)
Net loss ..  . . . . . . . . . .        --        --          --       (149.1)           --      (149.1)
Dividends on preferred stock
 ($78 per share) . . . . . . . .        --        --          --         (5.8)           --        (5.8)
Common stock issued (Note 10). .        31        --       390.7           --         165.5       556.2
Cancellation of notes receivable
 from The Anschutz Corporation .        --        --          --        (11.9)           --       (11.9)
- --------------------------------------------------------------------------------------------------------
Balances at December 31, 1993. .       131       0.1       611.9       (299.5)           --       312.5
Net income   . . . . . . . . . .        --        --          --        241.8            --       241.8
Common stock issued (Note 10). .        25       0.1       503.5           --            --       503.6
Common stock issued to
  management . . . . . . . . . .        --        --         0.8           --            --         0.8
- --------------------------------------------------------------------------------------------------------
Balances at December 31, 1994. .       156       0.2     1,116.2        (57.7)           --     1,058.7
Net loss ..  . . . . . . . . . .        --        --          --         (3.4)           --        (3.4)
Common stock issued to management       --        --         5.6           --            --         5.6
- ----------------------------------------------------------------------------------------------------------
Balances at December 31, 1995. .       156     $ 0.2   $ 1,121.8     $  (61.1)     $     --   $ 1,060.9
==========================================================================================================
   See accompanying notes to consolidated financial statements.

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

                SOUTHERN PACIFIC RAIL CORPORATION
              Consolidated Statements of Cash Flows
                          (in millions)

                                                     Year Ended December 31,
                                            ----------------------------------
                                                1995        1994        1993
                                            ----------------------------------
Cash Flows From Operating Activities
Net income (loss)  . . . . . . . . . .      $   (3.4)     $ 241.8    $ (149.1)
                                            ----------------------------------
Adjustments to net income (loss)
  Depreciation and amortization. . . .         161.3        139.8       133.2
  Deferred income taxes  . . . . . . .           4.2        153.2       (94.6)
  Gains from sales of property and
   real estate . . . . . . . . . . . .         (30.7)      (262.4)      (25.1)
  Special charge (Note 2)  . . . . . .          64.6           --          --
  Cumulative effect of change in accounting
   for post-employment benefits in 1994 and
   post-retirement benefits in 1993. .            --          9.8       168.5
Changes in:
  Receivables  . . . . . . . . . . . .         (20.6)      (105.2)      (18.4)
  Materials and supplies . . . . . . .          (4.2)       (14.8)       (3.1)
  Taxes payable. . . . . . . . . . . .           6.3         (0.1)      (13.9)
  Other current and noncurrent assets.           5.4          5.3        23.5
  Other current and noncurrent
     liabilities . . . . . . . . . . .         (58.8)        60.8      (126.4)
                                            ----------------------------------
      Total Adjustments  . . . . . . .         127.5        (13.6)       43.7
                                            ----------------------------------
  Net Cash Provided By (Used For)
   Operating Activities  . . . . . . .         124.1        228.2      (105.4)
                                            ----------------------------------
Cash Flows From Investing Activities
  Capital expenditures . . . . . . . .        (412.4)      (300.5)     (311.2)
  Property sold and retired. . . . . .          48.7        343.4        53.8
  Change in short-term investments . .          95.0        (95.0)         --
  Change in notes receivable and other
   investments, net  . . . . . . . . .          21.5        (11.8)       (2.9)
                                            ----------------------------------
  Net Cash Used For Investing
   Activities. . . . . . . . . . . . .        (247.2)       (63.9)     (260.3)
                                            ----------------------------------
Cash Flows From Financing Activities
  Proceeds from issuance of debt, net
   of costs  . . . . . . . . . . . . .         225.0         55.6       796.6
  Debt and revolver repayment  . . . .        (139.8)      (641.5)     (734.5)
  Proceeds from issuance of common
   stock, net of costs . . . . . . . .            --        503.6       390.7
  Redemption of preferred stock  . . .            --           --       (75.0)
  Dividends paid . . . . . . . . . . .            --           --        (5.8)
  Redeemable preference shares
   repayment . . . . . . . . . . . . .          (1.9)        (1.9)       (2.1)
                                            ----------------------------------
  Net Cash Provided By (Used For)
   Financing Activities  . . . . . . .          83.3        (84.2)      369.9
                                            ----------------------------------

  Net Change in Cash and Cash
    Equivalents. . . . . . . . . . . .         (39.8)        80.1         4.2
  Cash and Cash Equivalents - Beginning
   of Year . . . . . . . . . . . . . .         145.6         65.5        61.3
                                            ----------------------------------
  Cash and Cash Equivalents - End
   of Year . . . . . . . . . . . . . .      $  105.8      $ 145.6    $   65.5
                                            ==================================

   See accompanying notes to consolidated financial statements.


Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

Ownership, Business and Basis of Presentation

Southern Pacific Rail Corporation ("SPRC") is the parent company of the Southern Pacific Transportation Company ("SPT"), which includes St. Louis Southwestern Railway Company ("SSW"), The Denver and Rio Grande Western Railroad Company ("D&RGW") and SPCSL Corp. ("SPCSL"). SPT and its subsidiaries provide railroad freight transportation service in the Western United States. SPRC together with its subsidiaries is referred to as the Company.

   The consolidated financial statements are prepared on the purchase accounting basis and include the accounts of the Company and its subsidiaries on a consolidated basis. The railroad subsidiaries report their financial position and results of operations on the historical cost basis. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents, and Short-Term Investments

For statement of cash flow purposes, the Company considers commercial paper, municipal securities and certificates of deposit with original maturities when purchased of three months or less to be cash equivalents. Short-term invest-ments consist primarily of commercial paper, municipal securities and certifi-cates of deposit with original maturities beyond three months and less than twelve months. Such short-term investments are carried at cost, which approximates fair value due to the short period of time to maturity.

Investments

Investments in affiliated companies (those in which the Company has a 20% to 50% ownership interest) are accounted for by the equity method. Other invest-ments are stated at cost which does not exceed market.

Real Estate Held for Sale

At the time of the acquisitions of D&RGW and SPT, the Company identified for sale certain real estate properties that were not essential to its transportation operations. These properties have been classified as Real
Estate Held for Sale. Real estate properties held for sale are stated at the lower of cost or amounts expected to be realized upon sale. No properties have been added to this classification. In order to facilitate disposition of these properties, the Company may participate in joint ventures or other arrangements that do not result in immediate sales.

Property

Properties are accounted for on the cost basis. In accordance with the Company's definition of unit of property, all costs associated with the installation of rail, ties, ballast and other track improvements are capitalized. Other costs are capitalized to the extent they increase asset values or extend useful lives. Retirements are generally recorded using a first-in, first-out basis. The cost of property and equipment (net of estimated salvage, removal and restoration costs) is depreciated on the straight line composite group method, generally based on estimated service lives which are revised based on periodic depreciation and cost studies. Gains or losses from disposition of depreciable railroad operating property are credited or charged to accumulated depreciation except for significant disposal of property. Certain railroad properties that are not essential to transportation operations may be sold, some of which are included in real estate held for sale. Gains or losses resulting from sales of real estate no longer required for railroad operations are recognized as other income in the consolidated statement of operations.

Revenues

Freight revenues from rail transportation operations are recognized based on the percentage of completed service method. Other railroad revenues and other revenues are recognized as earned.

Income taxes

The Company records income taxes using the liability method, and deferred income taxes are recognized for the tax consequences of "temporary differences" by applying statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. A change in the tax laws or rates results in adjustment to the deferred tax liabilities and assets. The effect of such adjustments are included in income in the period in which the tax laws or rates are changed.

Earnings Per Share

Earnings per share are determined by dividing net income, after deduction of preferred stock dividends, by the weighted average number of shares of common stock outstanding. The weighted average number of shares of common stock outstanding in the calculation of primary earnings per share excludes the number of shares of common stock subject to repurchase. These shares are included in the calculation of fully diluted earnings per share. The following summarizes the weighted average number of shares used in these calculations:


                                     Shares at Year Ended December 31,
- ------------------------------------------------------------------------
(in thousands)                         1995         1994         1993
- ------------------------------------------------------------------------
Primary. ..  . . . . . . . . .      156,134      151,648       93,575
Fully diluted. . . . . . . . .      156,134      151,648      111,544


Reclassifications

Certain of the amounts previously reported have been reclassified to conform to the current consolidated financial statement presentation.

2. Special Charge

In June 1995, the Board of Directors approved plans aimed at reducing future operating costs and increasing productivity which resulted in a $64.6 million pretax charge. The charge includes $41 million for severance payments to be made for approximately 582 employees (both management and labor), 64 of whom were terminated in 1995 with the remainder planned for termination before the end of 1996, approximately $4 million of the charge is related to costs associated with terminating certain leased facilities, and approximately $20 million is for the expected loss associated with the sale, lease or abandonment of 600 miles of light density rail lines. Current liabilities, non-current liabilities and accumulated depreciation at June 30, 1995 were increased by approximately $28 million, $17 million and $20 million, respectively, as a result of this charge. As part of the plans to increase productivity, the Company also approved the relocation and training of up to 300 employees for which future expected costs of approximately $8 million will be expensed as incurred under current accounting principles. As of December 31, 1995, 64 employees have been terminated and $2.0 million has been charged to the reserve. The Company continues to evaluate the costs and benefits of the plans approved by the Board in June 1995.

3. Proposed Merger with Union Pacific

On August 3, 1995, the Board of Directors of SPRC approved an agreement providing for the merger of SPRC and the Union Pacific Railroad Company ("UPRR"), a wholly-owned subsidiary of Union Pacific Corporation ("UP"). Under the terms of the agreement, a subsidiary of UP acquired 25% of the common stock of SPRC at a price of $25.00 per share pursuant to a tender offer. The merger requires approval by the Surface Transportation Board ("STB") of the Department of Transportation (successor to the Interstate Commerce Commission ("ICC")). Based on the 255 day procedural schedule adopted by the ICC, the earliest a decision can be expected is August 1996. The shares purchased in the tender offer are held in a voting trust pending a decision by the STB. Following receipt of STB approval and the satisfaction of other conditions, SPRC (and the UP subsidiary that purchased SPRC stock in the cash tender offer) would be merged into UPRR. In the merger, each share of SPRC stock would be converted, at the holder's election (subject to proration), into the right to receive $25.00 in cash or 0.4065 shares of UP common stock. Of the shares of SPRC common stock outstanding immediately prior to the merger (other than the shares previously acquired by UP in the tender offer), 20% would be acquired for cash and 80% would be acquired in exchange for shares of UP common stock. In accordance with the provisions of the UP merger agreement, all 28 executives covered by the Equity Incentive Plan (see Note 12) waived their rights under that plan.

   The merger agreement provides that prior to completion of the merger, or termination of the merger agreement if that occurs before the merger is completed, the business of the Company and its subsidiaries generally will be conducted in the ordinary course of business consistent with past practice, or pursuant to "customary actions". Customary actions are defined as actions in the ordinary course of a person's business where the action is generally recognized as being customary and prudent for other major enterprises in the person's line of business. The merger agreement may be terminated by the Board of Directors of either the Company or UP if the merger has not occurred on or prior to March 31, 1997. The agreement restricts the Company, with certain exceptions, from amending its articles or bylaws, paying dividends, issuing stock, redeeming or repurchasing shares of its stock, making compensation changes, making loans, advances, capital contributions or investments (except for railroad and real estate joint ventures and certain other transactions) and engaging in transactions with affiliates. In addition, among other things, the agreement restricts the Company from incurring debt other than pursuant to arrangements existing on the date of the merger agreement (the Company's $450 million of bank credit facilities and replacements therefore and refinancings thereof, and capital leases to finance the rebuilding of freight cars and purchase of equipment under existing commitments), plus borrowing not to exceed $12.5 million in the fiscal year ended December 31, 1995, $25 million in the fiscal year ending December 31, 1996 and $12.5 million in the fiscal quarter ending March 31, 1997.

   On November 30, 1995, UPRR and SPRC filed an application for the proposed merger with the ICC and the application process is ongoing. The earliest closing of the transaction, if approved, would be September 1996.

   On January 17, 1996 at a special meeting called to consider the proposed merger, the stockholders of SPRC voted to proceed with the transaction.

   The Company incurred expenses of $8.1 million associated with the proposed merger during 1995 and, if the merger is completed, has committed to continu-ity, severance and transaction expenses of up to an additional $45 million.

4. Sale of Receivables

In November 1995, a special purpose subsidiary of SPRC transferred net railroad freight and other receivables (including interline accounts) with limited recourse to an accounts receivable master trust and sold certificates of interest in the master trust to special purpose commercial paper issuers associated with major banking institutions. The sale price for the receivables sold is based upon the face amount of the receivables and is reduced by discounts for expected defaults, servicing costs and anticipated collection periods. A maximum aggregate certificate amount of $400 million may be out-standing at any time. The proceeds from this sale were used to replace the previous agreements relating to railroad receivables.

  As of December 31, 1995, 1994 and 1993, the Company had sold $469.8 million, $454.3 million and $391.7 million of net outstanding receivables, respectively, and had receivables for accounts receivable sold of $205.5 million, $111.2 million and $62.7 million, respectively. In addition, the Company had an interest bearing receivable of $30 million outstanding at December 31, 1994 and 1993 included in other assets. Included in other income (expense), net is approximately $(50.8) million in 1995, $(52.5) million in 1994 and $(41.8) million in 1993 of discounts and other expenses associated with the sales of accounts receivable. The new facility provides for the continuing sale of receivables to the special purpose subsidiary of SPRC for a period of 364 days renewable by agreement of the parties for a period of up to ten years.

5. Property and Real Estate Held for Sale

The average depreciation rates for the Company's property and equipment for 1995 were approximately 5% for roadway and structures and 3% for equipment, in-cluding locomotives and freight cars. For property placed in service in 1995, the average depreciation rates were 3% for roadway and structures and 5% for equipment.

   The Company received cash proceeds from sales and retirements of real estate and property of $48.7 million, $343.4 million and $53.8 million in 1995, 1994 and 1993, respectively. The 1994 amount includes proceeds of $235.0 million for the sale of a consolidated freight corridor to the ports of Los Angeles and Long Beach (the "Alameda Corridor"). Gains on sales of property and real estate on the statements of operations include cash and other consideration and are reduced by the Company's cost basis in the properties sold (which was $17 million, $79 million and $19 million in 1995, 1994 and 1993, respectively), and other costs directly relating to the sales (which totaled $3 million, $18 million and $9 million in 1995, 1994 and 1993, respectively). The net gains in 1995 and 1994 were also reduced by $7.9 million and $12.0 million, respective-ly, for write-downs associated with reduced fair values of non-operating properties included in real estate held for sale.

   Costs incurred attributable to the disposition of environmental matters on properties held for sale are capitalized as additional cost basis in the property if expected sales proceeds equal or exceed the current cost basis plus the estimated costs to be incurred in the future. Otherwise, such costs are charged to expense or reserves established if the total expected costs are in excess of expected sales proceeds. Capitalized environmental expenditures were $9 million and $10 million in 1995 and 1994, respectively. Amounts charged to expense attributable to environmental matters on properties held for sale were $0.2 million, $3 million and $12 million in 1995, 1994 and 1993, respectively.

   The Company has granted the Peninsula Corridor Joint Powers Board ("JPB") options to purchase additional rights-of-way and land within five years after the 1992 closing of the sale of the Peninsula Main Line for $110 million of which approximately $65 million has not lapsed, been exercised or extinguished. The Company will retain exclusive freight rights on the sold properties. The net book value of the rights-of-way and land subject to the JPB options is $9 million.

6. Other Current Liabilities and Other Liabilities

Other current liabilities include the following amounts
(in millions):

                                                               December 31,
- ------------------------------------------------------------------------------
                                                             1995       1994
- -----------------------------------------------------------------------------
Reserve for casualty, freight-related claims
  and other (current portion)  . . . . . . . . . .         $ 210.0     $ 225.4
Accrued repairs, equipment rentals and
  other payables . . . . . . . . . . . . . . . . .           364.4       373.2
Post-retirement and post-employment benefit
  obligations  . . . . . . . . . . . . . . . . . .            19.2        17.2
Reserve for employee separation and relocation
  (current portion)  . . . . . . . . . . . . . . .            39.0        11.5
                                                           -------------------
   Total ..  . . . . . . . . . . . . . . . . . . .         $ 632.6     $ 627.3
                                                           ===================



   Included in other non-current liabilities are $311.9 million and $322.0 million for casualty and freight-related claims and $158.4 million and $157.5 million for post-retirement and post-employment benefits other than pensions at December 31, 1995 and 1994, respectively.

7. Long-Term Debt

Long-term debt is summarized as follows (in millions):

                                                               December 31,
- ------------------------------------------------------------------------------
                                                             1995       1994
- ------------------------------------------------------------------------------

Equipment obligations (9.25 - 14.25%; due 1996 to 2007).  $  278.6    $  324.5
Mortgage bonds (8.2%; due 1996 to 2001)  . . . . . . . .      29.7        34.7
SPT term loan (6.813% -6.875%; due 1997 to 1999) . . . .     150.0          --
SPRC senior notes (9.375%; due 2005) . . . . . . . . . .     375.0       375.0
Other debt (4.0-6.0%; due 1996 to 2018). . . . . . . . .      92.2        93.0
Capitalized lease obligations (Note 11). . . . . . . . .     841.8       332.6
                                                        ----------------------
   Total ..  . . . . . . . . . . . . . . . . . . . . . .   1,767.3     1,159.8
                                                        ----------------------
Less discount recorded in purchase accounting. . . . . .      (9.1)      (11.0)
Less current portion . . . . . . . . . . . . . . . . . .     (58.9)      (59.5)
                                                        ----------------------
   Total long-term . . . . . . . . . . . . . . . . . . .  $1,699.3    $1,089.3
                                                        ======================

   During 1995, the Company borrowed $150 million under a term loan facility and repaid $75 million previously borrowed under the Company's $300 million revolving credit facility. The term loan facility requires repayment in installments in 1997 through 1999 and has a variable interest rate based on the LIBOR rate plus 125 basis points or the prime rate depending on the Company's credit rating. At December 31, 1995, the effective interest rate on the term loan facility was 6.875%. The $300 million revolving credit facility has a final maturity date of November 8, 1997 and has a variable interest rate based on the LIBOR rate plus 87.5 basis points or the prime rate depending on the Company's credit rating. The Company also repaid $64.8 million of other debt during 1995. At December 31, 1995, the Company had $300 million of capacity available under its revolving credit facility.

   Certain of the Company's debt agreements contain quarterly financial covenants and restrictions based on minimum tangible net worth, a maximum funded debt to net worth ratio and a minimum fixed charge coverage ratio. As a result of not achieving certain ratios and covenants in its $375 million Senior Notes at December 31, 1995, the Company is restricted in incurring additional indebtedness, except for certain permitted categories of debt, including $300 million available under its revolving credit facility. See Note 3. Because continued compliance with the financial terms and covenants under its bank credit facilities would require more gains than now contemplated from the sales of properties in the first and second quarters, the Company and its banks have agreed to amend those covenants through the second quarter of 1996 to eliminate the fixed charge coverage test for these periods. Management of the Company currently believes it will meet its revised financial covenants in 1996, although the margin will be small. If the Company were unable to meet these covenants, its liquidity would be significantly constrained in the latter part of 1996. The

Company will remain leveraged to a significant extent, and its debt service and capital lease obligations will continue to be substantial.

   Contractual maturities of long-term debt (including capital lease obligations) during each of the five years subsequent to 1995 and thereafter are as follows:



(in millions)

- -----------------------------------------------

1996 . . . . . . . . . . . . .        $    58.9
1997 . . . . . . . . . . . . .             85.8
1998 . . . . . . . . . . . . .            106.0
1999 . . . . . . . . . . . . .            146.0
2000 . . . . . . . . . . . . .             67.8
Thereafter.. . . . . . . . . .        $ 1,302.8
- -----------------------------------------------

Management estimates the fair value of the Company's debt at December 31, 1995 and 1994 was approximately $1,923 million and $1,128 million, respectively, based on interest rates for similar issues and financings.

At December 31, 1995, the Company was a party to interest rate swap agreements for which it pays a variable rate on an aggregate notional amount of $40 million, which is used to hedge its fixed interest rate exposure on certain debt and is accounted for as an adjustment of interest expense over the life of the debt. The Company receives a fixed rate of interest on the swap of 4.9% and pays a variable rate based on LIBOR, which was 5.9% at December 31, 1995. The approximate expense to terminate the swap at December 31, 1995 was $0.6 million.

A significant portion of railroad equipment and certain rail lines are subject to liens securing the mortgage bonds, equipment obligations, capitalized leases or other debt.

8.  Income Taxes

The following summarizes income tax expense (benefit) for the years indicated (in millions):


                                                    Year Ended December 31,
- ------------------------------------------------------------------------------
                                                1995         1994        1993
- ------------------------------------------------------------------------------
Current
   Federal . . . . . . . . . . . . . . . .    $(1.2)       $  3.6       $  --
   State . . . . . . . . . . . . . . . . .      0.6           0.1          --
                                              -------------------------------
      Total  . . . . . . . . . . . . . . .     (0.6)          3.7          --
                                              -------------------------------
Deferred
   Federal . . . . . . . . . . . . . . . .      3.9         133.5       (25.1)
   State . . . . . . . . . . . . . . . . .      0.3          23.5        (5.2)
                                               ------------------------------
      Total  . . . . . . . . . . . . . . .      4.2         157.0       (30.3)
                                               ------------------------------
      Total income tax expense (benefit)
        before cumulative effect of
        change in accounting . . . . . . .      3.6         160.7       (30.3)
                                               ------------------------------
Deferred taxes on cumulative effect of
   change in accounting for post-employment benefits in 1994 and post-retirement benefits other than pensions in 1993 .

   Federal   . . . . . . . . . . . . . . .       --          (3.3)       (54.6)
   State ..  . . . . . . . . . . . . . . .       --          (0.5)        (9.7)
                                               -------------------------------
      Total deferred taxes on
        cumulative effect. . . . . . . . .       --          (3.8)       (64.3)
                                               -------------------------------
      Total income tax expense
        (benefit). . . . . . . . . . . . .    $ 3.6        $156.9       $(94.6)
- ------------------------------------------------------------------------------


   Deferred tax expense in 1993 includes $1.2 million related to the change in the federal tax rate. The reconciliation between the actual income tax expense (benefit) and income taxes at the U.S. Federal statutory rate is as follows:

                                                    Year Ended December 31,
- ------------------------------------------------------------------------------
                                                1995         1994        1993
- ------------------------------------------------------------------------------
Tax expense (benefit) at
   Federal statutory rate. . . . . . . . .    $ 0.1        $143.0       $(26.3)
State income taxes (net of
   Federal income tax benefit) . . . . . .       --          18.0         (3.4)
Cumulative effect of
   Federal tax rate change
   (from 34% to 35%) . . . . . . . . . . .       --            --          1.2
Other, net.  . . . . . . . . . . . . . . .      3.5          (0.3)        (1.8)
Income tax                                    --------------------------------
   expense (benefit) . . . . . . . . . . .    $ 3.6        $160.7       $(30.3)


   Other includes permanent items, which are not significant but have a disproportionate effect in 1995.

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in millions):


                                                               December 31,
                                                         ---------------------
                                                            1995         1994
                                                         ---------------------
Deferred tax assets:
Accruals and reserves not deducted for tax
  purposes until paid. . . . . . . . . . . . . . .       $  402.5     $  382.2
Net operating loss carryforwards . . . . . . . . .          626.1        565.5
Capital lease obligations. . . . . . . . . . . . .          321.6        135.5
Other  . ..  . . . . . . . . . . . . . . . . . . .           48.2         68.2
                                                         ---------------------
   Total gross deferred
      tax assets . . . . . . . . . . . . . . . . .        1,398.4      1,151.4
                                                         ---------------------
Deferred tax liabilities:
Differences in depreciation and cost
  capitalization methods (including
  deferred gains on property)  . . . . . . . . . .       (1,615.0)    (1,373.6)
Other     .  . . . . . . . . . . . . . . . . . . .           (2.0)        (1.2)
                                                         ---------------------
Total gross deferred
   tax liabilities . . . . . . . . . . . . . . . .       (1,617.0)    (1,374.8)
                                                         ---------------------
      Net deferred tax liability . . . . . . . . .       $ (218.6)    $ (223.4)
                                                         =====================

     The Company has analyzed the sources and expected reversal periods of its deferred tax assets and liabilities. The Company believes that the tax benefits attributable to deductible temporary differences and operating loss carry-forwards will be realized by the recognition of future taxable amounts related to taxable temporary differences for which deferred tax liabilities have been recorded. Accordingly, the Company believes a valuation allowance for its deferred tax assets is not necessary.

   The former parent of SPT (Santa Fe Pacific Corporation) agreed to indemnify SPRC, SPT and its subsidiaries against any Federal income tax liability that may be imposed on the Company or its 80%-owned subsidiaries for tax periods ending on or prior to October 13, 1988 ("the Acquisition Date"). Years prior to 1984 are closed. SPRC agreed to pay or cause SPT and its subsidiaries to pay to the former parent any refund of Federal income taxes attributable to the 80%-owned subsidiaries received by SPRC, SPT or its subsidiaries after the Acquisition Date for any tax period ending on or prior to the Acquisition Date. Further, the former parent also agreed to indemnify SPRC, SPT and its subsidi-aries, at least in part, for state, local and other taxes in respect of periods to and including the Acquisition Date, but only to the extent that such taxes are due or reportable for periods prior to the Acquisition Date.

   The Federal income tax returns for the periods from October 14, 1988 through 1990 have been examined and are currently being considered by the Appeals Office of the Internal Revenue Service ("IRS") regarding various unagreed issues. The Company's consolidated Federal income tax returns are currently being examined for the years 1991 through 1993. Management believes adequate provision has been made for any potential adverse result.

The IRS's audit of Rio Grande Holding, Inc.'s (("RGH"), a subsidiary of SPRC and former parent of D&RGW) returns for 1983 and the period ended October 31, 1984, led to the issuance of a Notice of Deficiency in October 1992 for 1980, 1983 and the period ended October 31, 1984. The audit of The Anschutz Corporation ("TAC"), of which RGH was a subsidiary from November 1, 1984, through October 13, 1988, also led to the issuance of a Notice of Deficiency for the 1979 and 1982 years as the result of the disallowance of net operating loss carryforward ("NOL") and investment tax credit carrybacks from the July 31, 1985 through July 31, 1987 periods. Both notices have been petitioned to the United States Tax Court. RGH does not expect a resolution of these cases in 1996. RGH's taxable periods from July 1, 1987 through October 13, 1988, included in the consolidated returns of TAC are currently under IRS audit as part of the TAC audit. However, management believes adequate reserves have been provided to cover any anticipated deficiencies for these tax years.

   As of December 31, 1995, the Company had approximately $1.5 billion of NOLs that will expire in 2003 through 2010. The NOLs are subject to review and possible disallowance, in whole or in part, by IRS audit of the Federal income tax returns of the Company.

   Section 382 of the Internal Revenue Code of 1986, as amended, limits a corporation's utilization of its NOLs when certain changes in the ownership of the corporation's stock occur within a three-year period. Such a change has occurred with respect to the Company and therefore the Company will be permitted to deduct only a portion of its NOLs in each taxable year with regard to losses carried over from years prior to the change in ownership, commencing with the year ending December 31, 1994. The Company currently does not expect that the limitation imposed under Section 382 will have a material adverse impact on the Company's ability to utilize its NOLs prior to their expiration. However, the limitation could under certain circumstances delay the Company's utilization of its NOLs and thereby increase the current portion of the Company's Federal income taxes. Further, the limitation under certain circum-stances could also cause a portion of the Company's NOLs to expire unutilized.

9. Redeemable Preference Shares of a Subsidiary

SSW, a 99.9%-owned subsidiary of SPT, originally issued $53.5 million ($48.5 million Series A and $5.0 million Series B) of SSW's non-voting redeemable preference shares. The current carrying amount on the balance sheets at December 31, 1995 and 1994 reflects the outstanding balances of the redeemable preference shares of $42.4 million and $44.2 million, respectively, less purchase accounting discounts of $20.2 million and $21.6 million, respectively.

   The Series A shares are subject to mandatory redemption at face value over a 20-year period commencing in 1991, at which time mandatory dividends shall be declared and paid over the same period. The overall effective interest rate since the date of issue is approximately 2.0%. The Series B shares are subject to mandatory redemption at face value over a 15-year period commencing in 1989. Mandatory dividends shall be declared and paid over a 10-year period commencing in 1994. The overall effective interest rate since the date of issue is approximately 4.9%.

   Mandatory redemptions and mandatory dividends of Series A and Series B shares scheduled for payment during each of the five years subsequent to 1995 are $4.2 million per year.

   The Series A and Series B shares restrict certain dividend payments by SSW to its common and preferred shareholders. Under these provisions, at December 31, 1995, $73.2 million of SSW's historical cost basis retained income was not restricted. No estimate of the fair value of the preference shares was made by the Company.

10. Capital Transactions

In August 1993 and March 1994 the Company closed the offering and sale of 30,783,750 shares and 25,000,000 shares of common stock, respectively, for total net proceeds of $894.3 million. Proceeds from these transactions were used to repay debt, purchase equipment operated pursuant to operating leases and for general corporate purposes.

11. Leases


The Company leases certain freight cars, locomotives, data processing equipment and other property. Future minimum lease payments under noncancelable leases as of December 31, 1995 are summarized as follows:

in millions

                                                          Capital   Operating
Year ended December 31,                                   Leases     Leases
- ------------------------------------------------------------------------------
1996. . . . . . . . . . . . . . . . . . . .             $   76.6     $  154.7
1997. . . . . . . . . . . . . . . . . . . .                 95.4        141.9
1998. . . . . . . . . . . . . . . . . . . .                 94.2        127.0
1999. . . . . . . . . . . . . . . . . . . .                100.2        116.5
2000. . . . . . . . . . . . . . . . . . . .                 94.6        102.1
Thereafter. . . . . . . . . . . . . . . . .              1,318.0        251.6
                                                       ----------------------
  Total minimum payments  . . . . . . . . .              1,779.0     $  893.8
                                                                    =========
Less amount representing
  interest (at rates ranging
  from 7.2% to 13.1%). . . . . . . . . . .                (937.2)
                                                       -----------
  Present value of minimum
   lease payments  . . . . . . . . . . . .              $  841.8
- ------------------------------------------------------------------


   Rental expense for noncancelable operating leases with terms over one year was $166.0 million, $168.7 million and $156.5 million for the years ended December 31, 1995, 1994 and 1993, respectively. Contingent rentals and sublease rentals were not significant. The net book value of equipment under capital lease is approximately $785 million at December 31, 1995.

   The Company has expanded and upgraded its locomotive and freight car fleets principally through capitalized lease financing. During 1995, the Company received and financed through capitalized lease 18 remanufactured locomotives, 279 new locomotives, 920 new hopper cars, 1,042 used hopper cars and 1,100 reconditioned freight cars. In addition, the Company finalized capitalized lease financing during 1995 for approximately 1,600 remanufactured freight cars delivered in 1994. The total capitalized lease obligations incurred in 1995 were approximately $522 million. The Company plans on completing the acquisit-ion of approximately 500 reconditioned freight cars by May 1996 for an estimated $14.1 million in capitalized lease obligations. The Company plans on acquiring, through operating leases, approximately 3,300 freight cars during 1996 at an estimated annual operating lease expense of $10.1 million in 1996 and approximately $16 million annually thereafter.

   In 1984, the Company entered into a long-term lease agreement with the ports of Los Angeles and Long Beach relating to the Company's Intermodal Container Transfer Facility ("the Facility"). Under the terms of the lease, the Company is obligated to make certain future minimum lease payments and is subject to additional contingent rentals which are based on the annual volume of container movements at the Facility. The minimum lease payments, which are $4.5 million for 1996, are included in the adjacent table. However, for each five-year period from 1997 through 2036, the annual minimum lease payments and contingent rentals will be determined by the ports based on independent appraisals of the fair rental value of the property and, therefore, no amounts are included in the adjacent table for such years. The 1995 expense was $7.9 million.

   The Company leases operating rights on tracks owned by other railroads, including Union Pacific and BN/ATSF, and shares costs of transportation facilities and operations with other railroads. Subject to required regulatory approval, the Company has the right to terminate its usage with certain notice periods. Net rent expense for trackage rights was $14.0 million in 1995, $6.4 million in 1994 and $1.9 million in 1993. The 1993 amount includes the benefit of the negotiated settlement of a joint facility case of approximately $10 million.

   The Company pays for the use of transportation equipment owned by others and receives income from others for the use of its equipment. It also shares the cost of other transportation facilities with other railroads. Rental expense and income from equipment and the operation of joint facilities are included in operating expenses on a net basis. Total net equipment lease, rent and car hire expense was $324 million, $328 million and $331 million for 1995, 1994 and 1993, respectively.

12. Employee Benefit and Compensation Plans

Pension Plan

The SPRC Pension Plan ("Plan") is a defined benefit noncontributory pension plan covering primarily employees not covered by a collective bargaining agreement. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). Pension benefits for normal retirement are calculated under a formula which utilizes average compensation, years of benefit service and Railroad Retirement and Social Security pay levels. The Company's funding policy is to contribute each year an amount not less than the minimum required contribution under ERISA nor greater than the maximum tax deductible contribution. The assets of the Plan consist of a variety of invest-ments including U.S. Government and agency securities, corporate stocks and bonds and money market funds.




   The following summarizes the components of the Company's net periodic pension cost (in millions):
                                                    Year Ended December 31,
                                             ---------------------------------
                                                1995         1994        1993
                                             ---------------------------------
Service costs - benefits
  covered during the year. . . . . . . . . .  $  4.0      $   5.1      $  5.5
Interest cost on projected
  benefit obligation . . . . . . . . . . . .    31.2         29.9        31.2
Actual (return)/loss on
  plan assets  . . . . . . . . . . . . . . .   (77.6)         0.7       (40.1)
Net amortization
  and deferral . . . . . . . . . . . . . . .    49.4        (32.0)        7.5
                                             ---------------------------------
      Net periodic pension cost  . . . . . .  $  7.0      $   3.7      $  4.1
                                             ---------------------------------

   The following summarizes the funded status and amounts recognized in the Company's balance sheets for the SPRC Pension Plan (in millions):

                                                               December 31,
                                                          --------------------
                                                            1995         1994
                                                          --------------------
Actuarial present value of
  benefit obligations
   Vested benefits . . . . . . . . . . . . . .            $ 377.2     $ 335.1
   Non-vested benefits . . . . . . . . . . . .                4.3         6.0
                                                          --------------------
     Accumulated benefit
      obligations  . . . . . . . . . . . . . .            $ 381.5     $ 341.1
                                                          --------------------
Projected benefit obligation . . . . . . . . .            $ 429.5     $ 376.9
Fair value of assets in plan . . . . . . . . .              372.9       328.3
                                                          --------------------
Projected benefit obligation
  in excess of plan assets . . . . . . . . . .              (56.6)      (48.6)
Unrecognized transition amount . . . . . . . .               (3.3)       (3.9)
Unrecognized gain or loss. . . . . . . . . . .                8.6         7.8
Unrecognized prior service cost. . . . . . . .                3.9         4.3
                                                          --------------------
      Net pension liability included
      in the balance sheet . . . . . . . . . .            $ (47.4)    $ (40.4)
- ------------------------------------------------------------------------------

   The following summarizes the significant assumptions used in accounting for the SPRC Pension Plan:
                                                          December 31,
                                             ---------------------------------
                                                1995         1994        1993
                                             ---------------------------------
Weighted average discount rate . . . . . . .    7.25%         8.5%       7.25%
Expected rate of increase
   in future compensation levels . . . . . .    6.0           6.0        6.0
Weighted average expected long-term
  rate of return on plan assets  . . . . . .    9.0           9.0        9.0


Thrift Plan

SPRC has established a defined contribution plan (the "SPRC Thrift Plan") as an individual account savings and investment plan primarily for employees of SPRC who are not subject to a collective bargaining agreement. Eligible participants may contribute a percentage of their compensation and the Company also contributes using a formula based on participant contributions.

Post-retirement Benefits Other Than Pensions

The Company sponsors several plans which provide health care and life insurance benefits to retirees who have met age and service requirements. The contribut-ion rates that are paid by retirees are adjusted annually to offset increases in health care costs, if any, and fix amounts payable by the Company. The life insurance plans provide life insurance benefits for certain retirees. The amount of life insurance is dependent upon length of service, employment dates and several other factors and increases in coverage beyond certain minimum levels are borne by the employee.

   The Company adopted FAS No. 106, "Employers' Accounting for Post-retirement Benefits Other Than Pensions", effective January 1, 1993. Prior to January 1, 1993, the Company's policy was to expense and fund the cost of all retiree welfare benefits only as the benefits were payable. The effect of adopting FAS No. 106 on net income and the net periodic benefit cost (expense) for 1993 was a charge to earnings of $168.5 million (less income taxes of $64.3 million). The Company's policy continues to be to fund the cost of all retiree welfare benefits only as the benefits are payable. Accordingly, there are no plan assets.

   The following table summarizes the plan's accumulated post-retirement benefit obligation (in millions):


                                                      December 31,
- -------------------------------------------------------------------------------
                                       1995                       1994
- -------------------------------------------------------------------------------
                              Health   Life             Health    Life
                               Care  Insurance  Total    Care   Insurance Total
- -------------------------------------------------------------------------------
Retirees  . . . . . . .      $ 42.2  $ 99.7   $ 141.9   $ 41.1  $ 92.0  $ 133.1
Fully eligible plan
  participants  . . . .        11.5     7.8      19.3      8.6     5.4     14.0
                             ---------------------------------------------------
Accumulated Post-Retirement
 Benefit Obligation . .      $ 53.7 $ 107.5   $ 161.2   $ 49.7  $ 97.4  $ 147.1
                             --------------             --------------
Unrecognized net gain .                           1.6                      13.7
Plan amendment  . . . .                           3.9                       4.1
                                              -------                   -------
Accrued post-retirement
 benefit cost included
 in other liabilities .                       $ 166.7                   $ 164.9
                                              =======                   =======

   As of December 31, 1995 and 1994, the current portion of accrued post-retirement benefit cost was approximately $18.3 million and $16.3 million, respectively, and the long-term portion was approximately $148.4 million and $148.6 million, respectively.


   The net periodic post-retirement benefit costs include the following components (in millions):

- -----------------------------------------------------------------------------
                                                          1995        1994
- -----------------------------------------------------------------------------
Service cost . . . . . . . . . . . . . . . . . .       $   0.6      $   0.8
Interest cost  . . . . . . . . . . . . . . . . .          11.9         12.0
Amortization of plan amendment . . . . . . . . .          (0.2)        (0.2)
                                                     ------------------------
   Net periodic post-retirement
     benefit cost. . . . . . . . . . . . . . . .       $  12.3      $  12.6


      For measurement purposes, the Company has not assumed an annual rate of increase in the per capita cost of covered benefits for future years since the Company has limited its future contributions to current levels. The weighted average discount rate used in determining the benefit obligation was 7.25 percent and 8.5 percent in 1995 and 1994, respectively.

Post-employment Benefits

The Company adopted FAS No. 112 "Employers' Accounting for Post-employment Benefits" effective January 1, 1994. Prior to January 1, 1994, the Company's policy was to expense and fund the cost of all post-employment benefits only as the benefits were payable. The effect of adopting FAS No. 112 on net income was a charge to earnings of $9.8 million ($6.0 million after tax). The Company's policy continues to be to fund the cost of post-employment benefits as the benefits are payable.

Equity Incentive Plan

The SPRC Compensation Committee authorized a grant of stock bonuses under SPRC's Equity Incentive Plan covering up to 1,555,000 shares of SPRC Common Stock, in the aggregate, to 28 key executive employees of the Company, contingent upon the attainment of certain pre-established operating ratio objectives and individual performance goals. In accordance with the provisions of the UP merger agreement, all 28 executives agreed to cancel these bonus agreements in order to participate in continuity and severance programs provided for in the merger agreement (see Note 3). In 1994, the Company charged to expense approximately $7.5 million representing the value of approximately 413,000 shares which were awarded in January 1995 pursuant to the Equity Incentive Plan. In 1995, the specified operating ratio objective was not met and no payments were made under this plan.

13. Related Parties

Subsidiaries of Anschutz Company, a company wholly-owned by Philip F. Anschutz, Chairman of the Company, perform specific services for the Company's railroad subsidiaries primarily relating to the purchase and administration of locomotive fuel and fuel futures contracts and fiber optic telecommunications. The amount paid by the Company in 1995, 1994 and 1993 for these transactions was $6.7 million, $7.9 million and $11.4 million, respectively. The Company believes that the terms of the transactions are comparable to those that could be obtained from unaffiliated parties.

     In 1994, the Company purchased an office building in Denver for $5.5 million from family trusts in which Mr. Anschutz and certain members of his family have an interest. The Company obtained an independent appraisal of the building pursuant to which the fair market value of the building was determined to be in excess of the purchase price.

14. Commitments and Contingencies

As a holding company, the Company is dependent upon the business activity and real estate sales of its subsidiaries to meet its consolidated debt obligations and to make payments for employee severance programs and make capital expenditures expected to be required by the Company. The various debt agreements of SPT contain restrictions as to payment of dividends to the Company. SPT is permitted to make advances or dividends to its parent in order for certain specified interest to be paid by its parent.

   On November 4, 1993, the Company and Integrated Systems Solutions Corpo-ration ("ISSC"), a subsidiary of IBM, entered into a ten-year agreement under which ISSC handles all of the Company's management information services ("MIS") functions. These include systems operations, application development and implementation of a disaster recovery plan. Pursuant to the agreement, the Company is obligated to pay annual base charges of between $45 million and $50 million (which covers, among other things, payments for MIS equipment and personnel) over a ten-year period subject to adjustments for cost of living increases and variations in the levels of service provided under the agreement.

   Inherent in the operations of the Company is the possibility that there may exist environmental conditions as a result of current and past operations which might be in violation of various federal and state laws relating to the environment. In certain instances, the Company has received notices of asserted violation of such laws and regulations and has taken or plans to take steps to address the problems cited or to contest the allegations of violation. The Company has recorded reserves to provide for environmental costs on certain operating and non-operating properties. Environmental costs include site remediation and restoration on a site-by-site basis, as well as costs for initial site surveys and environmental studies of potentially contaminated sites. The Company has made and will continue to make substantial expenditures relating to environmental conditions on its properties, including properties held for sale. In assessing its potential environmental liabilities, the Company typically causes on-going examinations of newly identified sites and evaluations of existing cleanup efforts to be performed by environmental engineers. These assessments which usually consider a combination of factors such as the engineering reports, site visits, area investigations and other steps, are reviewed periodically by counsel. Due to uncertainties as to various issues such as the required level of remediation and the extent of participat-ion in clean-up efforts by others, the Company's total clean-up costs for en-vironmental matters cannot be predicted with certainty. The Company has accrued reserves for environmental matters with respect to operating and non-operating properties not held for sale, as well as certain properties previously sold, based on the costs estimated to be incurred when such estimated amounts (or at least a minimum amount) can be reasonably determined based on information available. During the years ended December 31, 1995, 1994 and 1993, the Company recognized expenses of $17.3 million, $17.6 million and $24.2 million, respectively, related to environmental matters. At December 31, 1995 and 1994 the Company had accrued reserves for environmental contingencies of $52.0 million and $65.2 million, respectively, which includes $13.6 million and $13.4 million, respectively, in current liabilities. These reserves relate to estimated liabilities for operating and non-operating properties not held for sale and certain properties previously sold and were exclusive of any significant future recoveries from insurance carriers. It is possible that additional losses will be incurred, but such amounts cannot be reasonably estimated. The Company does not believe that disposition of environmental matters known to the Company will have a material adverse effect on the Company's financial condition or liquidity; however, there can be no assurance that the impact of such matters on its results of operations for any given reporting period will not be material.

   A substantial portion of the Company's railroad employees are covered by collective bargaining agreements with national railway labor organizations that are organized along craft lines. These agreements are generally negotiated on a multi-employer basis with the railroad industry represented by a bargaining committee. The culmination of various Presidential and legislative events in 1992 resulted in the Company negotiating most of its labor agreements separately. Certain of the wage agreements obtained in 1991, 1992 and 1993 have reduced the effects of inflation on operating costs but provided for cost of living increases beginning in 1995.

   All of the Company's labor agreements became subject to modification (except the Western Lines UTU Agreement) in January 1995. Wages for approximately half of the Company's employees covered by these agreements returned to wage levels prevailing under nationwide railway collective bargaining agreements in 1995. Wages for the other employees covered by the agreements (including the Western Lines UTU) do not require restoration to national wage levels and are subject to resolution in the current round of negotiations which began in late 1994. In addition, most of the Company's labor agreements (except for the agreement related to UTU employees on the Company's Western Lines) provide for cost-of-living increases on a semi-annual basis beginning July 1, 1995. The additional cost to the Company of these automatic increases could be substantial.

   As a result of local negotiations in the current bargaining round, the Company has entered into six agreements which run through 1997 (including the Western Lines UTU Agreement). Those agreements, which cover in excess of 6,800 employees, have been ratified by the union membership and cover all trainmen and switchmen on the St. Louis Southwestern Railway Company, the signalmen systemwide, yardmasters systemwide, switchmen on the Company's Eastern Lines, shopcraft supervisors on the St. Louis Southwestern Railway Company, locomotive engineers systemwide, train dispatchers and the Company's intermodal facilities at Long Beach and Oakland. Those agreements do not provide for general wage increases; however, they do provide for a 3% lump sum payment based on the performance of the Company as measured by its operating ratio. A few of these agreements also provide for cost of living increases on July 1, 1995 and on July 1, 1996 but none thereafter. As of March 1996, the Company is in negotiations with its clerical employees, shopcraft employees and maintenance of way employees representing approximately 8,900 employees.

   To ensure stability of its fuel costs, the Company has entered into fuel hedging agreements covering approximately 47% of its estimated first quarter 1996 fuel needs at an average purchase price of $.485 per gallon (excluding handling costs). However, in the event that fuel prices decline below the average purchase price under the hedging agreements, the Company will not receive any benefit from these fuel hedging agreements and may in fact pay more for fuel than it would have paid in the absence of such agreements. Further fuel hedging activity may occur during 1996.

   In 1995, the Company settled its claim from insurance companies relating to the 1993 Midwest flooding. The Company recognized a reduction in operating expense of $28.5 million and $5.0 million in 1995 and 1994, respectively, relating to this settlement.

   Although the Company has purchased insurance, the Company has retained certain risks with respect to losses for third-party liability and property claims. In addition, various claims, lawsuits and contingent liabilities are pending against the Company. Management has made provisions for these matters which it believes to be adequate. The Company does not believe that the disposition of claims, lawsuits and related matters known to the Company will have a material adverse effect on the Company's financial condition or liquidity; however, there can be no assurance that the impact of such matters on its results of operations for any given reporting period will not be material.

15. Supplemental Cash Flow Information

Supplemental cash flow information is as follows
(in millions):

                                               Year Ended December 31,
- -----------------------------------------------------------------------------
                                              1995       1994       1993
- -----------------------------------------------------------------------------
Cash payments (refunds):
   Interest  . . . . . . . . . . . . . .   $ 105.5    $ 130.2    $ 115.0
   Income taxes  . . . . . . . . . . . .       1.4        1.7       (0.5)
Non-cash transactions:
   Sales of real estate for notes
      receivable . . . . . . . . . . . .        --       27.9         --
   Capital lease obligations
      for railroad equipment . . . . . .     522.3      265.2       57.0

16. Quarterly Data (Unaudited)

- -----------------------------------------------------------------------------
                                     First      Second      Third     Fourth
(in millions)                       Quarter     Quarter    Quarter    Quarter
- -----------------------------------------------------------------------------
1995
Operating revenues . . . . .        $ 766.8     $ 804.5    $ 796.6    $ 783.4
Operating income (loss)(a) .           56.7        (4.9)      47.9       49.2
Other income (expense) . . .            3.8        (3.5)      (9.2)       5.7
Net income (loss)(a) . . . .           16.5       (24.0)       1.2        2.9
Earnings per share(a)  . . .        $  0.11     $ (0.15)   $  0.01    $  0.02

1994
Operating revenues . . . . .        $ 748.2     $ 806.6    $ 807.3    $ 780.5
Operating income . . . . . .           62.3       107.4       97.1       78.9
Other income (expense)(c)  .            1.2        10.5       (4.0)     213.3
Net income (loss)(b)(c)  . .            9.0        48.5       33.5      150.7
Earnings per share(c):
  Before effect of change in
   accounting  . . . . . . .        $  0.11     $  0.31    $  0.22    $  0.97
  Cumulative effect of change
   in accounting . . . . . .          (0.05)         --         --         --
                               ----------------------------------------------
   Total ..  . . . . . . . .        $  0.06     $  0.31    $  0.22    $  0.97
=============================================================================

(a) Second quarter 1995 data includes a pre-tax special charge of $64.6 million ($39.7 million after tax).

(b) First quarter 1994 data includes an extraordinary charge of $6.0 million (net of taxes) for the change in accounting for post-employment benefits (FAS 112).

(c) Fourth quarter 1994 data includes a gain on the sale of the Alameda Corridor of approximately $.83 per share.